Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2000-2002 Share Incentive Plan, the Amended and Restated 2005 Equity Incentive Plan, and the 2005 Non-Employee Directors’ Share Option Plan of Vistaprint N.V. of our reports dated August 31, 2009, with respect to the consolidated financial statements of Vistaprint Limited (predecessor to Vistaprint N.V.) included in its Annual Report (Form 10-K) for the year ended June 30, 2009, and the effectiveness of internal control over financial reporting of Vistaprint Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 31, 2009